Source: Gulf Resources, Inc.
March 28, 2017 08:30 ET

Gulf Resources announces the merger completion of Yuxin Chemical and Rongyuan Chemical

SHOUGUANG, China, March 28, 2017 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the completion of the merger of its two chemical divisions, Yuxin Chemical and Rongyuan Chemical. Gulf had originally announced the proposed merger on Sept. 2, 2016. Recently, the company finally completed all the merger processes. Yuxin Chemical (SYCI) has acquired Rongyuan Chemical (SCRC).

Company had received all needed government approvals; and the Company also completed the process of merging the management, finance, sales, procurement, R&D, and other departments, which will help to eliminate some cost duplication.

Mr. Xiaobin Liu, the CEO of Gulf Resources stated, “In the current economy of China, we have to consider every opportunity to reduce costs and improve profitability. The merger will help to eliminate costs. It will also give us greater bargaining power in purchasing raw materials and machinery and in selling our products to end customers. In addition, it will make our company easier for investors to understand.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“ SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT:

Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu (Haiyan Xu)

beishengrong@vip.163.com